Exhibit 99.2

PRESS RELEASE

K-Sea Transportation Partners Announces Public Offering of 3 Million Common Units

NEW YORK, Sep 20, 2007 (BUSINESS WIRE) — K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it intends to commence a public offering of 3.0 million common units representing limited partner interests in K-Sea.  The Partnership intends to grant the underwriters a 30-day option to purchase a maximum of 450,000 additional common units to cover over-allotments.  The Partnership expects to use the proceeds of the offering to repay indebtedness.

Lehman Brothers Inc., Citigroup Global Markets Inc. and UBS Securities LLC are serving as joint book-running managers for the offering.  When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, fax: (631) 254-7140, email: qiana.smith@broadridge.com, fax: 631-254-7140; Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220; and UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: 212-821-3000.

The common units are being offered pursuant to an effective shelf registration statement that K-Sea previously filed with the U.S. Securities and Exchange Commission.  The press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its Master Limited Partnership Units trade on the New York Stock Exchange under the symbol KSP.  For additional information about K-Sea Transportation Partners L.P., please visit K-Sea’s website, including the Investor Relations section, at www.k-sea.com.

SOURCE: K-Sea Transportation Partners L.P.

K-Sea Transportation Partners L.P
John J. Nicola, Chief Financial Officer, 732-565-3818